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                                                                   Exhibit 10.60

                             COLLABORATION AGREEMENT

         This Collaboration Agreement, dated as of December 22, 2003 (the "Agreement") is entered into by and among University of Massachusetts, a public institution of higher education of the Commonwealth of Massachusetts having an address at 365 Plantation Street, Suite 130, Worcester, MA 01605 ("UMass"), Advanced BioScience Laboratories, Inc., a Delaware corporation having its principal place of business at 5510 Nicholson Lane, Kensington, MD 20895 ("ABL") and CytRx Corporation, a Delaware corporation having an address at 11726 San Vicente Boulevard, Suite 650, Los Angeles, California 90049 ("CytRx") with reference to the following facts:

         A. In December 2002, UMass filed a provisional patent application, U.S. Patent Application Serial Number 60/430,732 (the "03-24 Patent Filing") with the United States Patent and Trademark Office covering a foundational HIV vaccine technology invention referred to by UMass as UMMC 03-24 (the "03-24 Technology").

         B. In May 2003, UMass granted an exclusive worldwide license to the 03-24 Patent Filing and 03-24 Technology to CytRx pursuant to an Exclusive License Agreement, dated as of April 15, 2003 by and between UMass and CytRx (the "03-24 License Agreement" and as amended and restated pursuant to this Agreement, the "Amended and Restated 03-24 License Agreement").

         C. In June 2000, ABL was awarded a $15 million contract from the National Institutes of Health (NIAID Prime Contract N01-05394) (the "NIH Prime Contract") in connection with the development of a DNA-based HIV vaccine and on June 26, 2000, ABL entered into a subcontract with UMass (Subcontract No. 00454B-UMM-NAID-N01-A1-05395) (the "UMass Subcontract") in connection with the development of an HIV vaccine using the 03-24 Technology and the 03-111 Technology and currently being developed by UMass and ABL under the NIH Prime Contract and the UMass Subcontract (the "HIV Vaccine"). The HIV Vaccine will include for purposes of this Agreement the foregoing vaccine product notwithstanding the expiration or early termination of either the NIH Prime Contract or the UMass Subcontract.

         D. ABL anticipates filing in January 2004 an investigational new drug application (as defined in the United States Federal Food, Drug and Cosmetic Act of 1938, as amended from time to time (the "Act")) with the United States Food and Drug Administration ("FDA") for a Phase I clinical trial of the HIV Vaccine (the "IND") and expects to commence this Phase I trial (the "Phase I Trial") within 30 to 60 days following the IND being cleared by the FDA.

         E.       In September 2003, ABL filed a provisional patent application,
U. S. Patent Application Serial Number 60/503,907 (the "03-111 Patent Filing") covering an HIV protein boost technology invention referred to by UMass and ABL as UMMC 03-111 (the "03-111 Technology").

         F. On December 3, 2003, ABL and UMass made a joint filing with the United States Patent and Trademark Office of a combined patent application (the "Joint Patent

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Filing") for the 03-24 Technology and the 03-111 Technology that included all of the claims of the 03-24 Patent Filing and 03-111 Patent Filing and other claims relating to the 03-24 Technology and 03-111 Technology. Both a U.S. non-provisional patent application and a PCT application designating all countries were filed simultaneously. Both the non-provisional and the PCT applications claim priority to the 03-24 Patent Filing.

         G. In conjunction with the Joint Patent Filing, ABL, CytRx and UMass entered into an Agreement dated as of December 3, 2003 (the "Patent Filing Agreement"), regarding the development and commercialization of the HIV Vaccine and providing for the framework for negotiation of this Agreement as a definitive agreement covering such development and commercialization.

         H. ABL, CytRx and UMass now wish to enter into this Agreement regarding the development and commercialization of the HIV Vaccine in accordance with the Patent Filing Agreement.

         NOW, THEREFORE, in consideration of the mutual representations and covenants contained herein, the parties hereby agree as follows:

         1.       Definitions.

                  1.1 "ABL Licensed Product" means any product that cannot be developed, manufactured, used, or sold without (i) infringing one or more claims under the ABL Related Technology, or (ii) using some portion of the ABL Related Technology.

                  1.2 "ABL Related Technology" means any additional technologies outside of the 03-24 Technology and the 03-111 Technology that satisfy all of the following: (i) are now or subsequently owned or licensed to ABL, including any technologies that may be acquired by ABL pursuant to its option for an exclusive license under Section 9 of the UMass Subcontract, (ii) result from work done by UMass under the UMass Subcontract for a DNA-based HIV vaccine with protein boost, and (iii) are deemed necessary or advantageous by CytRx for the development or commercialization of the HIV Vaccine.

                  1.3 "ABL Sublicense Agreement" means the sublicense agreement between CytRx and ABL described in Section 14.4.

                  1.4 "ABL Royalty Period" means the partial calendar quarter commencing on the date on which the first ABL Licensed Product is sold or used and every complete or partial calendar quarter thereafter during which
(i) this Agreement remains in effect and each country where ABL's patent rights to the ABL Related Technology have not expired or been abandoned or revoked and
(ii) CytRx, its Affiliates and/or sublicensees are selling ABL Licensed Product.

                  1.5 "Affiliate" means any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by or controls the entity in question. For the purposes of this definition, the term "control" means (i) beneficial ownership of at least 50% of the voting securities of a corporation or other business organization with voting securities

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or (ii) a 50% or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

                  1.6 "Collaborative Press Release" means the joint ABL and CytRx press release announcing the signing of this Agreement.

                  1.7 "Good Manufacturing Practices" means the then-current good manufacturing practices required by the FDA, as set forth in the Act and the regulations promulgated thereunder, for the manufacture and testing of pharmaceutical materials, and comparable laws or regulations applicable to the manufacture and testing of pharmaceutical materials in jurisdictions outside the United States.

                  1.8 "Phase I Completion" means the completion of the Phase I Trial.

                  1.9 "Manufacturing Agreement" means the commercial manufacturing agreement that may be entered into by and between ABL or its Affiliate and CytRx or its Affiliate pursuant to the terms of Section 7.2.

                  1.10 "Net Sales" means the gross amount received based on billed or invoiced sales by the applicable party or its Affiliates or sublicensees of ABL Licensed Products or New Vaccine products (as applicable, the "Product"), less the following: (i) customary trade, quantity, or cash discounts and commissions to non-affiliated brokers or agents to the extent actually allowed and taken; (ii) amounts repaid or credited by reason of rejection or return; (iii) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Product which is paid by or on behalf of the applicable party or its Affiliates or sublicensees; (iv) outbound transportation costs prepaid or allowed and costs of insurance in transit; and (v) sales at or below the fully burdened cost of manufacturing Product, solely for research or clinical testing of such Product or for indigent or similar public support or compassionate use programs. In any transfers of Products between the applicable party or its Affiliates or sublicensees and its Affiliate or sublicensee, Net Sales shall be calculated based on the final sale of the Product to an independent third party. In the event that the applicable party or its Affiliates or sublicensees receives non-monetary consideration for any Products, Net Sales shall be calculated based on the fair market value of such consideration. In the event that CytRx or ABL or their Affiliates or sublicensees use or dispose of a Product in the provision of a commercial service, the Product shall be considered sold and the Net Sales shall be calculated based on the sales price of the Product to an independent third party during the same period or, in the absence of such sales, on the fair market value of the Product as determined by CytRx and ABL in good faith.

                  1.11 "New Vaccine" means any HIV vaccine other than the HIV Vaccine.

                  1.12 "New Vaccine Party" means a party to this Agreement seeking to commercialize a New Vaccine.

                  1.13 "UMass Related Technology" means any additional technologies outside of the 03-24 Technology and 03-111 Technology that (i) are owned or licensed to UMass, and have not been acquired by or licensed to ABL pursuant to ABL's option for an

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exclusive license under Section 9 of the UMass Subcontract, (ii) result from work done by UMass under the UMass Subcontract, and (iii) are deemed necessary or advantageous to CytRx for the development or commercialization of the HIV Vaccine.

                  1.14 "Vaccine Assignment" means the irrevocable assignment by ABL to CytRx of all of ABL's rights, title and interest in and to the HIV Vaccine, including without limitation ABL's right to develop, make, have made, use, offer for sale, market and sell the HIV Vaccine worldwide. Notwithstanding the foregoing, the Vaccine Assignment will be subject to and subordinate to any rights that the Government of the United States may have to the HIV Vaccine by virtue of the NIH Prime Contract funding.

                  1.15 "91-03 License" means the exclusive, worldwide license for the 91-03 Technology.

                  1.16 "91-03 Technology" means the technology referred to by UMass as UMMC 91-03.

         2. Joint Patent Filing. The Joint Patent Filing shall be prosecuted by Fish & Richardson (or another patent firm retained by UMass and reasonably acceptable to ABL and CytRx). The Joint Patent Filing shall also be filed in such foreign jurisdictions as shall be requested by either ABL or CytRx. The costs of preparing, submitting and prosecuting the Joint Patent Filing (limited to the actual fees of the appropriate patent offices and expenses of patent counsel for UMass) shall be borne by CytRx, except that ABL shall bear all of the legal fees and other expenses of preparing, submitting and prosecuting the Joint Patent Filing in any foreign jurisdiction that it requests be made. In the event any patent office divides or takes other similar action with respect to the Joint Patent Filing, each of the parties to this Agreement shall have the same rights and obligations and access to the 03-24 Technology and 03-111 Technology under this Agreement that it would have had in the absence of any such division or other similar action.

         UMass shall decide all patent prosecution matters in consultation with ABL and CytRx. ABL and CytRx shall receive copies of all material correspondence from any patent office within a reasonable amount of time and shall be provided with copies of all proposed material filings or other submissions to any patent office so as to afford ABL and CytRx with a reasonable opportunity to comment upon such proposed filing or submission.

         3. IND Filing. ABL shall use its commercially reasonable best efforts to file the IND by no later than January 31, 2004, to obtain clearance of the IND by the FDA, to commence the Phase I Trial within 30 days following FDA clearance of the IND and to complete the Phase I Trial within 18 months from the commencement of the trial. ABL shall notify UMass and CytRx in writing within two business days following the IND filing and the commencement of the Phase I Trial and shall promptly provide UMass and CytRx with all material correspondence received from or delivered to the FDA or the institution at which the Phase I Trial will be conducted relating to the IND or Phase I Trial.

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         4.       Phase I Trial.

                  4.1 Conduct of Phase I Trial. As set forth in the UMass Subcontract, UMass will be responsible for carrying out the Phase I Trial, including the preparation of all elements required for conducting a human Phase I clinical trial, the recruiting of patients, the conduct and management of the Phase I Trial and assistance with the collation of data and preparation of required reports summarizing the data generated by the Phase I Trial for submission to the FDA upon the Phase I Completion. Subject to applicable confidentiality obligations, UMass shall consult with ABL and CytRx with respect to the status and conduct of the Phase I Trial and the submission of any required reports to the FDA in connection with the Phase I Trial. ABL and UMass shall provide each of the parties to this Agreement with copies of all correspondence delivered to or received from the FDA during and after the Phase I Trial relating to such trial, subject to applicable federal laws and regulations covering confidentiality as applied either under the NIH Prime Contract or FDA regulations. In the event all of the required patients to complete the Phase I Trial have not been enrolled within 30 days following the IND being cleared by the FDA, CytRx will be permitted to direct the patient recruitment efforts in consultation with UMass, to the extent CytRx's activities are consistent with applicable FDA and other federal regulations. ABL, UMass and CytRx shall agree on a schedule for each stage of the Phase I Trial and the submission of the data generated by the Phase I Trial that is consistent with the final submission of such data to the FDA within 18 months of FDA clearance of the IND. Should performance of the Phase I Trial fall more than 30 days behind this schedule, CytRx shall be entitled, subject to the terms of the NIH Prime Contract and the UMass Subcontract, in consultation with UMass to direct the work necessary to complete that stage of the Phase I Trial. CytRx shall be entitled to be reimbursed out of the NIH Prime Contract or the UMass Subcontract to the maximum extent permitted under the terms of those contracts for its out-of-pocket expenses incurred in performing the recruitment or other work described in this Section 4.1.

                  4.2 Expenses of Phase I Trial. Except as specifically set forth in Section 4.1 and this Section 4.2, CytRx shall bear no responsibility for carrying out any aspect of the Phase I Trial or incur any costs or liabilities in connection therewith. In the event completion of the Phase I Trial requires expenditures not covered under the UMass Subcontract, such expenditures shall be funded, to the maximum extent possible, under the remaining funds from the NIH Prime Contract. In the event the remaining funds from the NIH Prime Contract are insufficient to cover all of the costs to complete the Phase I Trial, CytRx may elect to pay for all of those expenses (after all of the available funds from the NIH Prime Contract have first been applied). CytRx shall be entitled to offset all of the foregoing excess expenses that it pays against any milestone payments (other than the first milestone payments to ABL due upon the IND filing) that it becomes obligated to pay under the Amended and Restated 03-24 License Agreement.

                  4.3 Maintenance of NIH Prime Contract. ABL and UMass shall use their commercially reasonable efforts to maintain in effect the NIH Prime Contract and UMass Subcontract, which are currently anticipated to continue through completion of the Phase I Trial. In the event of the early cancellation of the NIH Prime Contract for any reason, UMass agrees to continue to conduct the Phase I Trial as contemplated by the UMass Subcontract, provided that it receives compensation for its services comparable to that which was provided

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for by the UMass Subcontract. Subject to complying with this Section 4.3, ABL shall have no liability to UMass and CytRx due to such cancellation.

                  4.4 Insurance; Indemnification. ABL shall maintain clinical trial insurance for the Phase I Trial in an amount and form in accordance with the NIH Prime Contract and UMass Subcontract and shall provide CytRx with evidence of such insurance coverage. ABL or, to the extent allowable by law, UMass, as the case may be, shall indemnify and hold harmless CytRx and its officers, directors, employees, agents and affiliates from and against all liabilities and expenses (including reasonable attorneys fees) resulting directly from ABL's or UMass's negligence or intentional misconduct in the conduct of the Phase I Trial.

         5.       Assignment of HIV Vaccine.

                  5.1 Assignment. The Vaccine Assignment shall occur immediately following the Phase I Completion. ABL hereby represents that to the best of its knowledge no other party has any rights to, liens upon or interest in the HIV Vaccine, except to the extent of the Joint Patent Filing, any government retained rights which may arise by operation of federal laws governing products and intellectual property developed under government contracts and certain intellectual property rights of Antigenics which the HIV Vaccine may infringe if the vaccine is commercialized.

                  5.2 Sole Sponsorship. Following the Vaccine Assignment and provided CytRx elects to undertake further clinical trials after the Phase I Trial, CytRx will be the sole sponsor of the HIV Vaccine for FDA purposes. ABL and UMass will cooperate with CytRx, at CytRx's expense in making all necessary FDA and foreign healthcare regulatory agency filings to reflect the Vaccine Assignment and will provide CytRx with copies of all filings and correspondence with the FDA and any foreign healthcare regulatory agencies made in connection with the HIV Vaccine.

         6.       Subsequent Clinical Development of HIV Vaccine.

                  6.1 Conduct of Clinical Development. Following the Phase I Completion, CytRx will be responsible at its own expense for carrying out and completing all subsequent clinical trials that are required to obtain FDA marketing approval for the HIV Vaccine and marketing approval for any other countries. The parties acknowledge that CytRx may seek to obtain additional governmental or private grants, including grants from the National Institutes of Health, to support the clinical development of the HIV Vaccine, and UMass agrees to provide reasonable assistance to CytRx in filing for and obtaining such grants. CytRx shall advise ABL and UMass regarding all material matters relating to the development of the HIV Vaccine, but all decisions concerning the development of the HIV Vaccine shall be made by CytRx in its sole discretion.

                  6.2 Insurance; Indemnification. CytRx shall maintain clinical trial insurance for all subsequent clinical trials of the HIV Vaccine in an amount and form customary for clinical trials of this type and shall provide UMass and ABL with evidence of such insurance coverage. CytRx shall indemnify and hold harmless UMass and ABL for any liabilities arising from the HIV Vaccine in accordance with Section 3.2 of the Amended and Restated 03-24 License Agreement.

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         7.       Manufacture of HIV Vaccine.

                  7.1 ABL Supplies and Assistance. ABL shall provide all Phase I clinical trial supplies for the HIV Vaccine in accordance with the NIH Prime Contract. Following the completion of any Phase I trials for the HIV Vaccine, ABL shall provide reasonable assistance to CytRx in providing relevant information to a third party manufacturer for clinical supplies of the HIV Vaccine for any remaining clinical trials, including consulting with such manufacturer and providing such manufacturer with access to drug master files or other FDA filings in connection with the manufacturing process. CytRx shall reimburse ABL for its time and out-of-pocket expenses incurred in providing the foregoing assistance at the same rate that it would charge the government.

                  7.2 Manufacturing Agreement. Within 30 days of being notified by CytRx that CytRx has received an "approvable BLA" letter from the FDA for the HIV Vaccine or an equivalent notification from any foreign healthcare regulatory agency, ABL or its Affiliates shall have the option to acquire the commercial manufacturing rights for the HIV Vaccine for the United States or any other applicable territory, provided that ABL or its Affiliate then has the required regulatory approvals and manufacturing capacity. The terms of such manufacturing rights shall be set forth in the Manufacturing Agreement, which will be negotiated in good faith by ABL and CytRx and entered into within 60 days of the date ABL is notified by CytRx that CytRx has received the "approvable BLA" letter, and will include such economic and other terms as are customarily contained in an agreement of that type, including without limitation representations and warranties of ABL or its Affiliate that it shall ensure that the HIV Vaccine is manufactured in accordance with the then-current Good Manufacturing Practices, as specified by the applicable laws and regulations in the territory, and the relevant specifications as determined in writing by the parties.

                  7.3 Supply of HIV Vaccine. The Manufacturing Agreement shall require ABL or its Affiliate to use its best efforts, consistent with Good Manufacturing Practices, to conduct all manufacturing of the HIV Vaccine so that ABL can supply HIV Vaccines in sufficient quantities to meet all purchase orders for HIV Vaccine in the territory covered by the Manufacturing Agreement.

                  7.4 Alternate Manufacturer. The Manufacturing Agreement shall permit CytRx to utilize an alternate manufacturer in the event ABL or its Affiliate is unable or unwilling to meet all of the supply requirements for the HIV Vaccine for any reason for more than an agreed to period of time. In that event, ABL or its Affiliate shall provide a royalty-free license to the alternate manufacturer for any manufacturing processes required to produce the HIV Vaccine.

         8. Marketing of HIV Vaccine. CytRx will be solely responsible, at its own expense, for the commercial marketing of the HIV Vaccine. All decisions concerning the countries in which the HIV Vaccine shall be marketed, the methods of marketing and all other matters concerning the marketing of the HIV Vaccine shall be made by CytRx in its sole discretion.

         9. CytRx Licensee or Strategic Partner. CytRx shall have the right to enter into sublicense, strategic alliance or other agreements with one or more third parties pursuant to

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which the sublicensee or strategic partner may be responsible (either jointly with CytRx or alone) for the development, commercial manufacture (subject to ABL's option set forth in Section 7) or marketing of the HIV Vaccine; provided, however, that nothing contained in this Section 9 shall alter the obligations and undertakings of CytRx under the Amended and Restated 03-24 License Agreement.

         10. Amendment to 03-24 License Agreement. Concurrently with the execution of this Agreement, the parties shall enter into the Amended and Restated 03-24 License Agreement in the form attached hereto as Exhibit B. ABL and UMass agree that the inclusion of the 03-111 Technology into the Amended and Restated 03-24 License Agreement shall occur without further compensation to UMass or ABL, except for the payments specified in the Amended and Restated 03-24 License Agreement, and at no additional cost to CytRx.

         11. Compensation Payable to ABL. UMass, CytRx and ABL agree that as payment in full for ABL's Vaccine Assignment to CytRx and its other agreements under this Agreement, ABL shall be entitled to receive from CytRx the following sums, as and if applicable:

                  (i) {***} of all payments due to UMass under Sections 4.3, 4.5, 4.6, 4.7 and 4.8 of the Amended and Restated 03-24 License Agreement;

                  (ii) subject to the offset provisions of Section 4.2, {***} of any sums due to UMass under the following milestone payments listed under Section 4.4 of the Amended and Restated 03-24 License Agreement: for "entry into Phase II clinical trial"; for "entry into Phase III clinical trial"; upon "filing for market approval in any country besides the United States"; for "commencement of product marketing in the United States"; and for "first market approval for the first three European countries"; and

                  (iii)    {***} of the milestone payment listed under Section
4.4 of the Amended and Restated 03-24 License Agreement, for "filing of IND or equivalent for each product";

                  (iv) {***} shares of CytRx common stock (100% of which shall be retained by ABL) concurrently with the payment set forth in clause
(iii) above, with such shares to have customary piggyback rights, which shall entitle ABL, among other things, to have a registration statement filed on CytRx covering such shares with the applicable federal and state securities commissions within 120 days of the IND filing and to use its commercially reasonable efforts to complete the registration within 60 days after the filing of the registration statement; provided, however, that UMass hereby agrees that all amounts payable to it by CytRx under the terms of Sections 4.3 thru 4.8 of the original 03-24 License Agreement shall be modified in the Amended and Restated 03-24 License Agreement by reducing those originally provided for amounts by {***} of the corresponding amounts payable by CytRx to ABL under clauses (i) through (iii) above.

         12.      License to ABL Related Technologies.

                  12.1 Grant. Subject to the terms of this Agreement, ABL hereby grants to CytRx and its Affiliates the right to acquire at their sole discretion a non-exclusive,

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worldwide, royalty-bearing license to the ABL Related Technology. CytRx shall have the right to grant sublicenses of its rights obtained under this Section 12.1.

                  12.2 Royalty. In consideration of the rights granted to CytRx under Section 12.1, CytRx shall pay to ABL during the applicable ABL Royalty Period a royalty on sales of the ABL License Products by CytRx or its Affiliates in an amount that shall be negotiated in good faith by ABL and CytRx or its Affiliates at the time they acquire such license rights.

                  12.3     Other Terms. The license granted pursuant to Section
12.1 shall have such other customary terms as shall be agreed to by ABL and CytRx.

         13.      Right of First Negotiation to UMass Related Technologies.

                  13.1 Grant. UMass hereby grants to CytRx and its Affiliates a right of first negotiation to obtain a worldwide, royalty-bearing license to all of UMass's exclusive or non-exclusive rights to the UMass Related Technology. If CytRx acquires any license pursuant to the foregoing right, that license shall include sublicense rights for CytRx or UMass and CytRx shall agree on the provision of related non-exclusive licenses from UMass to any strategic partner or licensee of CytRx.

                  13.2 Royalty and Other Terms. The royalty rate for any license obtained by CytRx pursuant to Section 13.1 shall be negotiated in good faith by CytRx and UMass. The non-economic terms of such license shall be substantially the same as those set forth in the 03-24 License Agreement.

                  13.3 Prior ABL Rights. UMass may not grant any rights to UMass Related Technology to CytRx unless UMass has first offered such rights to ABL in accordance with the right of first refusal provisions of the UMass Subcontract.

         14.      Competing Vaccines.

                  14.1 New Vaccine. Subject to the terms of this Agreement, ABL and CytRx each shall be permitted to develop and commercialize New Vaccines that may compete with the HIV Vaccine; provided, however, that if the New Vaccine infringes any of the claims set forth in the Joint Patent Filing but for the existing ownership rights of the New Vaccine Party in the Joint Patent Filing, the New Vaccine Party shall pay to the other party {***} of the Net Sales by the New Vaccine Party of the New Vaccine; provided, however, that the percentage of the Net Sales to be paid by the New Vaccine Party to the other party shall be increased to {***} in the event the HIV Vaccine has received FDA or similar foreign agency approval and is at such time being marketed for use in humans.

                  14.2 Sublicenses. In the event the New Vaccine Party sublicenses the New Vaccine to a sublicensee, the New Vaccine Party shall pay to the other party {***} of any royalties, fees and milestone payments or other income received by the New Vaccine Party from the sublicensee; provided, however, that in the event the HIV Vaccine has been commercialized and will be in competition with the New Vaccine, the percentage of any royalties, fees and milestone payments or other income received by the New Vaccine Party from the sublicensee shall be increased to {***}.

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                  14.3     Treatment of Payments under Amended and Restated
03-24 License Agreement. Any payments received by CytRx from ABL pursuant to Sections 14.1 and 14.2 above shall be treated as "Sublicense Income" pursuant to the Amended and Restated 03-24 License Agreement; provided, however, that the Amended and Restated 03-24 License Agreement shall provide that out of "Sublicense Income" received by CytRx from ABL under Sections 14.1 and 14.2 above, CytRx shall pay an amount to ABL equal to {***} of such Sublicense Income and an amount to UMass equal to {***} of such Sublicense Income.

                  14.4 ABL Sublicense. Subject to the other provisions of this Section 14, ABL shall have the right to continue using the 03-111 Technology and to use the 03-24 Technology, provided that such use is solely for the purpose of developing and commercializing HIV vaccines other than the HIV Vaccine. Concurrently with the signing of the Amended and Restated 03-24 License Agreement pursuant to Section 10, CytRx shall grant ABL a non-exclusive license to the 03-111 Technology and 03-24 Technology in the form attached as Exhibit C hereto (the "ABL Sublicense Agreement"). Payments made by ABL to CytRx under the ABL Sublicense Agreement shall be subject to the payment requirements of Sections 14.1 and 14.2 and payment by ABL of those amounts shall satisfy the payment obligations of ABL to CytRx under Sections 14.1 and 14.2.

         15. Option for UMMC 91-03. UMass hereby grants CytRx an option for a fee of {***} (with such fee creditable to the cost of the exclusive license) to acquire for its sole use and benefit the 91-03 License. The 91-03 License will cover all potential uses of the 91-03 Technology and will be on such economic terms as shall be agreed to by UMass and CytRx, but shall be no less attractive to CytRx than those set forth in UMass's licensing term sheet delivered to CytRx on November 25, 2003. The other terms and conditions of the 91-03 License shall be substantially similar to those set forth in the 03-24 License Agreement. The foregoing option shall be exercised by CytRx at its sole discretion at any time prior to April 1, 2004.

         16.      Representations and Warranties.

                  16.1 Authority to Enter Into Agreement. Each of the parties hereto, and the persons signing this Agreement on their behalf, represent and warrant that each is a legal entity with full right and authority in law and in fact to enter into and perform this Agreement, and that such execution will not conflict or result in a breach of any other agreement to which such party is a party or by which it is bound.

                  16.2 ABL Other Technology. ABL hereby represents and warrants that it does not as of the date of this Agreement own or have any rights, title or interest to or in any other technology or patent that would be infringed by the development or commercialization of the HIV Vaccine.

                  16.3 NIH Prime Contract. ABL hereby represents to the best of its knowledge that it is compliance with all of the terms of the NIH Prime Contract, that it has not been notified by the NIH of any non-compliance or default by ABL under the NIH Prime Contract and has no reason to believe that it will be unable to continue to comply with all of the terms of the NIH Prime Contract for the rest of the term of that contract.

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         17.      Miscellaneous.

                  17.1 Term of Agreement. This Agreement shall continue in force until terminated in writing by all of the parties hereto.

                  17.2     Disclosure.

                           (a)      Upon the signing of this Agreement, the
parties promptly shall jointly issue the Collaborative Press Release announcing such signing, with the text of such press release to contain a summary description of the material terms of the this Agreement (but not the specific royalty rates or other similar financial terms) and to be reasonably acceptable to all of the parties. If the IND is filed after the issuance of the Collaborative Press Release, the parties shall promptly jointly issue a press release announcing such filing, with the text of such press release to be reasonably acceptable to all of the parties. Upon the commencement of the Phase I Trial, the parties shall promptly jointly issue a press release announcing such filing, with the text of such press release to be reasonably acceptable to all of the parties. No party to this Agreement shall make any public disclosure concerning this Agreement, the IND, the Phase I Trial or any other matter concerning the development of the HIV Vaccine without the consent of the other parties to this Agreement, which shall not be unreasonably withheld. All press releases shall be consistent with the requirements of the NIH Prime Contract and any other applicable federal laws governing disclosure and confidentiality (including HHSAR 352.224-70) and shall be acceptable to the Contracting Officer of the NIH Prime Contract or other representative of the NIAID.

                           (b)      Notwithstanding anything to the contrary in
Section 17.2(a), CytRx shall have the right to disclose factual information related to this Agreement, the IND, the Phase I Trial and any other matter related to the development or commercialization of the HIV Vaccine to research collaborators, business entities in any and all filings and disclosures necessary or required by the FDA and/or by any other governmental agency in connection with the development, licensing, sublicensing and approval of any products relating to the HIV Vaccine or as otherwise required by law to be disclosed by CytRx as determined by CytRx's counsel but only so long as all such disclosures are consistent with the requirements of the NIH Prime Contract and any other applicable federal laws governing disclosure and confidentiality (including HHSAR 352.224-70). Prior to the Vaccine Assignment, CytRx shall provide ABL and UMass with copies of any material new information disclosures of this type prior to making such disclosures.

                           (c)      Except as required by law or to perform the
terms of this Agreement, no party hereto shall use the name, symbols or marks of any other party in connection with any product, promotion or advertising, including in connection with the development and marketing of the HIV Vaccine, without the prior written consent of such other party, which shall not be unreasonably withheld..

                  17.3     Confidential Information.

                           (a)      Any non-disclosure agreements between any of
the parties to this Agreement shall continue in full force and effect. However, each party to this Agreement shall be permitted to use or disclose any of the confidential information supplied to it prior to or after the date of this Agreement, but solely for regulatory and manufacturing purposes as specified in this Agreement and provided that the party making such disclosure takes reasonable steps to limit the number of persons receiving the confidential information and to maintain the confidentiality of the disclosed information (where public disclosure is not required). Notwithstanding the foregoing, no such disclosure shall be made unless the parties have determined that the disclosure does not violate any confidentiality provisions governing the NIH Prime Contract (including HHSAR 352.224-70) or that the Contracting Officer has consented to such disclosure.

                           (b)      The parties to this Agreement acknowledge
their respective obligations under this Agreement to maintain the security and confidentiality of individually identifiable patient health information. The parties agree to abide by the terms of any research authorization and informed consent signed by participants in any clinical trials and research related to the development and commercialization of the HIV Vaccine, and to comply with applicable federal and state health information confidentiality laws and regulations, including as applicable, the Standards for Privacy of Individually Identifiable Health Information published at Title 45 of the United States Code of Federal Regulations parts 160 and 164.

                  17.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (United States of America) without reference to any conflict of law provisions thereof. The parties hereby submit to the exclusive jurisdiction of, and venue in, the state and federal courts located in Los Angeles, California.

                  17.5 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or the unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

                  17.6 Parties' Reliance Upon Counsel. All the parties have each consulted and relied upon their respective attorneys' legal advice and their own judgment and choice in deciding to enter into this Agreement. The parties to this Agreement have read it completely and their attorneys have explained it to them. The undersigned parties voluntarily accept the terms of this Agreement and fully understand those terms.

                  17.7 Assignment; Binding Effect. Subject to Section 9, no party may assign or transfer this Agreement or any of its rights or obligations hereunder, without the express prior written consent of the other parties. However, nothing in this Section 17.7 shall prohibit any party from assigning this Agreement to a successor in interest by merger, assignment, purchase or otherwise of substantially all of the assets and business of that party or any division or subsidiary of CytRx within which the HIV Vaccine is being developed or commercialized. This Agreement shall inure to the benefit of and be binding upon each party hereto, its successors and permitted assigns.

                  17.8 Independent Contractors. In the performance of the respective obligations and responsibilities hereunder, each of the parties shall be deemed to be and shall be an independent contractor. No party is authorized or empowered to act as agent for the other for any purpose and shall not, on behalf of, the other enter into any contract, warranty or representation as to any matter. No party hereto shall be bound by the acts or conduct of any other party.

                  17.9 Notices. Any notice required or permitted herein shall be in writing and shall be deemed given as of the date it is (a) delivered by hand, (b) received by registered or certified mail, postage prepaid, return receipt requested, (c) delivered to a party by a nationally-recognized overnight courier service such as FedEx or Airborne, with evidence of delivery, or (d) received by facsimile and addressed to the party to receive such notice at the address set forth below, or such other address as is subsequently specified in writing:

If to CytRx:                              If to UMass:

CytRx Corporation                         Office of Technology Management
Attention: Steven A. Kriegsman            University of Massachusetts Medical
Chief Executive Officer                     School
11726 San Vicente Blvd., Suite 650        Attention: Chester A. Bisbee
Los Angeles, CA 90049                     Acting Director
Tel: (310) 826-5449                       365 Plantation Street, Suite 130
Fax: (310) 826-5529                       Worcester, MA 01605
                                          Tel: (508) 856-1626
                                          Fax: (508) 856-1482
If to ABL:

Advanced BioScience Laboratories, Inc.
Attention: Johannes Burlin
President and CEO
5510 Nicholson Lane
Kensington, Maryland 20895
Tel: (301 ) 881-5600
Fax: (301 ) 984-3608

                  17.10 Entire Agreement; Transaction Costs. This Agreement, together with the Amended and Restated 03-24 License Agreement, the ABL Sublicense Agreement and the Confidentiality and Non-Disclosure Agreement, dated November 21, 2003, between ABL and CytRx (the "ABL/CytRx NDA"), constitutes the entire agreement between the parties with regard to the subject matter of this Agreement. It supersedes all other prior understandings, transactions and communications, whether written or oral, between the parties with respect to the matters referred to herein. In the event of any direct conflict between the terms of this Agreement and the Amended and Restated 03-24 License Agreement or the ABL/CytRx NDA, the terms of this Agreement shall prevail; except that in the event of a dispute relating to the Amended and Restated 03-24 License Agreement in which UMass is a party, the governing law provisions of Section 10.9 of the Amended and Restated 03-24 License Agreement shall control. Each party shall bear its own fees and expenses in connection with negotiating this Agreement and the Definitive Collaborative Agreement.

                  17.11 Amendments. No modification of this Agreement, nor any future representation, promise or agreement in connection with the subject matter of this Agreement shall be binding on the parties unless made in writing and signed on their respective behalf by their respective authorized representatives.

                  17.12 Waivers. The waiver by one or several parties of any right hereunder, or of any failure to perform or breach by one party hereunder, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other parties hereunder whether of a similar nature or otherwise.

         In witness whereof, the parties have caused this Agreement to be signed, in multiple identical originals, by their duly authorized representatives, with effect as of the date first written above.

                                        UNIVERSITY OF MASSACHUSETTS

                                        By: /s/ CHESTER A. BISBEE
                                           -------------------------------------

                                        Its:      Acting Director, Office of
                                                  Technology Management
                                              ----------------------------------
                                        Date: December 22, 2003
                                              ----------------------------------

                                        CYTRX CORPORATION

                                        By: /s/ STEVEN A. KRIEGSMAN
                                           ------------------------------------
                                                  Steven A. Kriegsman
                                        Its:      Chief Executive Officer

                                        Date:
                                             ---------------------------------

                                        ADVANCED BIOSCIENCE LABORATORIES, INC.

                                        By: /s/ JOHANNES BURLIN
                                           -----------------------------------
                                                  Johannes Burlin
                                        Its:      President and CEO

                                        Date: December 22, 2003
                                             --------------------------------


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



                                    EXHIBIT B

              Form of Amended and Restated 03-24 License Agreement

                FILED SEPARATELY IN CYTRX CORPORATION'S FORM 10-K
                      FOR THE YEAR ENDED DECEMBER 31, 2003

                                    EXHIBIT C

                             Form of ABL Sublicense

                FILED SEPARATELY IN CYTRX CORPORATION'S FORM 10-K
                      FOR THE YEAR ENDED DECEMBER 31, 2003